Exhibit 5.1


REITLER
BROWN &                                             800 Third Avenue, 21st Floor
ROSENBLATT LLC                                           New York, NY 10022-7604
------------------                                            Tel (212) 209-3050
ATTORNEYS AT LAW                                              Fax (212) 371-5500




                                            November 15, 2004



Elite Pharmaceuticals Inc.
165 Ludlow Avenue
Northvale, NJ 07647

         Re:  Registration Statement on Form S-3

Gentlemen:

                  We have acted as counsel to Elite Pharmaceuticals, Inc. a Delaware corporation (the "Company") with respect to the Registration Statement on Form S-3 of the Company ("Registration Statement") relating to 13,743,330 shares of its Common Stock (the "Shares"), namely: (i) 1,388,700 outstanding shares of Common Stock held by stockholders of the Company including 1,362,200 shares acquired from Dr. Atul Mehta, a former Chief Executive Officer of the Company, (ii) 6,024,119 shares to be offered upon conversion of 516,558 shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Shares"), acquired by the holders in a private placement and an estimated 858,539 shares of Common Stock which may be issued to the Preferred Stockholders in satisfaction of dividend obligations during a 24 month period from date of issue, (iii) 5,660,511 shares to be offered upon exercise of Common Stock Purchase Warrants issued in the private placement, and (iv) 670,000 shares to be offered upon exercise of options held by Dr. Mehta.

                  We have reviewed a certified copy of the Company's Certificate of Incorporation, as amended, and copies of its By-laws as amended, the Common Stock Purchase Warrants, the Amended and Restated Option To Purchase Shares to Dr. Mehta, the minutes of the relevant corporate proceedings and such other documents as we deemed pertinent to this opinion.

                  We have assumed the accuracy of the information set forth in the Registration Statement without an independent investigation.

                  Based on the foregoing, it is our opinion that the Shares when offered by means of the prospectus which is part of the Registration Statement will be legally issued, fully paid and nonassessable.

                  Our affiliate RB Holdings II, LLC is a Selling Stockholder with respect to and owner of 3,400 shares of Common Stock acquired from Dr. Mehta.

                   We are furnishing this opinion solely to you. It may not be relied upon by any other person, or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

                  We hereby consent to the reference to our firm under the caption "Legal Matter" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,



                                                 Reitler Brown & Rosenblatt LLC

                                                 By: /s/ Scott H. Rosenblatt